Exhibit 99.1
Rigel Provides Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update
•Fourth quarter 2025 total revenues of approximately $69.8 million, including record net product sales of $65.4 million and contract revenues of $4.4 million
•2025 total revenues of approximately $294.3 million, including net product sales of $232.0 million and contract revenues of $62.3 million
•Generated $268.1 million of net income in the fourth quarter of 2025 and $367.0 million for the full year, which included approximately $245.9 million of non-cash deferred income tax benefit
•Enrollment in the dose expansion phase of the Phase 1b study evaluating R289 in patients with lower-risk MDS is ongoing and Rigel is on track to complete enrollment and select the recommended Phase 2 dose for future clinical studies in the second half of 2026
•2026 Outlook: Rigel anticipates full-year total revenues of approximately $275 to $290 million, including net product sales of $255 to $265 million, and positive net income for the full year
•Conference call and webcast scheduled today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., March 3, 2026 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a commercial stage biotechnology company focused on hematologic disorders and cancer, today reported financial results for the fourth quarter and year ended December 31, 2025, including sales of TAVALISSE® (fostamatinib disodium hexahydrate), GAVRETO® (pralsetinib) and REZLIDHIA® (olutasidenib), and recent business progress.

“I am proud to highlight Rigel’s tremendous progress during 2025 across each of the key value drivers of our business. We delivered record net product sales, total revenues and net income while making meaningful advances in our Phase 1b study of R289 in lower-risk MDS,” said Raul Rodriguez, Rigel’s president and CEO. “These 2025 accomplishments set the stage for a strong 2026, as reflected in our financial guidance and our plans to advance our R289 program in lower-risk MDS and other potential indications.”

Fourth quarter and Full Year 2025 Business Update
Commercial
•Fourth quarter net product sales were $65.4 million, an increase of 41% from the same period of 2024.
•2025 net product sales were $232.0 million, an increase of 60% from the same period of 2024.

Clinical Development and Regulatory
•Rigel continues to advance its Phase 1b clinical study evaluating the safety, tolerability, pharmacokinetics, and preliminary efficacy of R2891, a potent and selective dual inhibitor of interleukin receptor-associated kinases 1 and 4 (IRAK1/4), in patients with relapsed or refractory (R/R) lower-risk myelodysplastic syndrome (MDS). In October 2025, Rigel announced enrollment of the first patient in the dose expansion phase of the study, where up to 40 patients will be randomized to receive either 500 mg once daily (QD) or twice daily (BID) to determine the recommended Phase 2 dose for future clinical trials.
•Rigel is on track to complete enrollment of the dose expansion phase of the Phase 1b study and select the recommended Phase 2 dose for future clinical studies in the second half of 2026. The company anticipates sharing preliminary data from the dose expansion phase of the study by the end of 2026.Updated data from the dose escalation phase of the ongoing Phase 1b clinical study of R289 were presented in an oral session at the 2025 American Society of Hematology (ASH) Annual Meeting and Exposition in December, indicating that R289 continued to be generally well tolerated in a heavily pretreated R/R lower-risk MDS patient population, the majority of whom were high transfusion burden (HTB) at baseline. Furthermore, red blood cell transfusion independence (RBC-TI ≥8 weeks) was achieved by 33% (6/18) of evaluable transfusion dependent patients receiving R289 doses of 500 mg QD and higher.
•Also at the ASH Annual Meeting, four posters were presented on olutasidenib, which included data that add to the growing body of evidence supporting the benefits of its use in patients with R/R mutated isocitrate dehydrogenase-1 (mIDH1) acute myeloid leukemia (AML).
•In October 2025, the first patient was enrolled in the CONNECT Phase 2 TarGeT-D study evaluating olutasidenib in combination with temozolomide, followed by olutasidenib monotherapy as a maintenance regimen for newly-diagnosed adolescent and young adult patients with a high-grade glioma harboring an IDH1 mutation (NCT06161974).
•Rigel presented sub-analysis data from the ARROW study evaluating pralsetinib for the treatment of metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) at the 2025 North America Conference on Lung Cancer (NACLC) in December. The two poster presentations included efficacy and safety data for patients previously treated with immunotherapy and for patients from the United States. In the trial, median overall survival (OS) was 44.3 months for the overall patient population. Longer median OS was seen in patients treated in the United States (62.4 months).
•Rigel presented the first data release for pralsetinib from the TAPISTRY study (NCT04589845) in a poster presentation at the 2026 American Society of Clinical Oncology – Gastrointestinal Cancers Symposium (ASCO-GI) in January. The analysis reported results from the Phase 2 global, open-label, multicohort study, in which the efficacy and safety of pralsetinib was evaluated in a cohort of patients with RET fusion-positive solid tumors, including pancreatic, colorectal, and hepatobiliary cancers. Pralsetinib demonstrated robust and durable activity against RET fusion-positive solid tumors, including gastrointestinal (GI) tumors, and in the efficacy evaluable population showed an overall response rate (ORR) of 67% (26/39). These data validate RET fusions as a tissue-agnostic target with sensitivity to RET inhibition, suggesting the potential therapeutic utility of pralsetinib in these patients.
•On December 22, 2025, the U.S. Food and Drug Administration (FDA) notified Rigel of the approval of a Prior Approval supplemental New Drug Application for GAVRETO, which updated the U.S. Prescribing Information to add a boxed warning regarding serious infections, including opportunistic infections. Rigel previously communicated this risk information to healthcare providers via a Dear Healthcare Provider letter in October 2024. The FDA also notified Rigel that it has met its postmarketing commitment for GAVRETO from its September 2020 accelerated approval to submit the final report for the AcceleRET-Lung study. In October 2023, the FDA granted full approval to GAVRETO for adult patients with metastatic RET fusion-positive NSCLC.

Publication
•A paper titled “Olutasidenib for Mutated IDH1 Acute Myeloid Leukemia: Final Five-Year Results from the Phase 2 Pivotal Cohort” was published in November 2025 by Jorge E. Cortes, M.D., Phase 2 trial investigator and Director, Georgia Cancer Center, Cecil F. Whitaker Jr., GRA Eminent Scholar Chair in Cancer, in the Journal of Hematology & Oncology. The publication reports the final 5-year data from the pivotal cohort of the registrational trial evaluating olutasidenib for the treatment of patients with R/R mIDH1 AML, which includes an additional two years of efficacy and safety data. These 5-year data further support the durable responses and manageable safety profile observed with olutasidenib in patients with R/R mIDH1 AML, including those previously treated with venetoclax-based regimens.

Corporate
•Michael P. Miller joined Rigel’s Board of Directors as an independent director and member of the Board of Directors’ Compensation Committee, effective February 1, 2026.

Fourth Quarter and Full Year 2025 Financial Update
For the fourth quarter ended December 31, 2025, total revenues were $69.8 million, consisting of $65.4 million in net product sales and $4.4 million in contract revenues. Net product sales grew 41% compared to $46.5 million in the same period of 2024. TAVALISSE net product sales were $45.6 million, growth of 47% compared to $31.0 million in the same period of 2024. GAVRETO net product sales were $10.2 million, growth of 27% compared to $8.1 million in the same period of 2024.

REZLIDHIA net product sales were $9.6 million, growth of 29% compared to $7.4 million in the same period of 2024. Contract revenues include $4.1 million in contract revenues from collaborations and $0.3 million in government contract revenue. Contract revenues from collaborations primarily consisted of $3.4 million of revenue from Grifols S.A. (Grifols) related to delivery of drug supplies and earned royalties, $0.3 million of revenue from Kissei Pharmaceutical Co., Ltd. (Kissei) related to the delivery of drug supplies and $0.2 million of revenue from Medison Pharma (Medison) related to earned royalties.
Total costs and expenses were $46.6 million compared to $40.9 million for the same period of 2024. The increase in costs and expenses was mainly due to increased research and development costs driven by the timing of clinical activities related to R289 and olutasidenib and higher personnel-related costs.
Income before income taxes was $22.7 million. Benefit from income taxes was $245.4 million in the fourth quarter, primarily driven by $245.9 million of non-cash deferred income tax benefit, partially offset by state tax expenses.
Rigel reported net income of $268.1 million, or $14.72 basic and $13.54 diluted per share, compared to $14.3 million, or $0.81 basic and $0.80 diluted per share, for the same period of 2024.

For the year ended December 31, 2025, total revenues were $294.3 million, consisting of $232.0 million in net product sales and $62.3 million in contract revenues. Net product sales grew 60% compared to $144.9 million in the same period of 2024. TAVALISSE net product sales were $158.8 million, growth of 52% compared to $104.8 million in the same period of 2024. GAVRETO net product sales were $42.1 million, growth of 146% compared to $17.1 million in the same period of 2024. GAVRETO became commercially available from Rigel in late June 2024. REZLIDHIA net product sales were $31.0 million, growth of 35% compared to $23.0 million in the same period of 2024. Contract revenues include $62.0 million in contract revenues from collaborations and $0.3 million in government contract revenue. Contract revenues from collaborations primarily consisted of $40.0 million in non-cash revenue resulting from the release of the remaining cost share liability related to the agreement with Lilly for the development and commercialization of ocadusertib, $13.2 million of revenue from Grifols related to delivery of drug supplies and earned royalties, $7.2 million of revenue from Kissei related to a milestone payment and delivery of drug supplies and $1.1 million of revenue from Medison related to delivery of drug supplies and earned royalties.
Total costs and expenses were $168.8 million compared to $155.1 million for the same period of 2024. The increase in costs and expenses was mainly due to increased research and development costs driven by the timing of clinical activities related to R289 and olutasidenib, higher personnel-related costs, and higher cost of product sales.
Income before income taxes was $121.8 million. Benefit from income taxes was $245.2 million in 2025, primarily driven by $245.9 million of non-cash deferred income tax benefit, partially offset by state tax expenses.

Rigel reported net income of $367.0 million, or $20.40 basic and $19.48 diluted per share, compared to $17.5 million, or $0.99 basic and diluted per share, for the same period of 2024.
Cash, cash equivalents and short-term investments as of December 31, 2025 was $155.0 million, compared to $77.3 million as of December 31, 2024.
2026 Outlook
Rigel anticipates 2026 total revenues of approximately $275 to $290 million, including:
•Net product sales of approximately $255 to $265 million.
•Contract revenues of approximately $20 to $25 million.

The company anticipates it will report positive net income for the full year 2026, while funding existing and new clinical development programs.
Conference Call and Webcast with Slides Today at 4:30pm Eastern Time
Rigel will hold a live conference call and webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).

Participants can access the live conference call by dialing (877) 407-3088 (domestic) or (201) 389-0927 (international). The conference call will also be webcast live and can be accessed from the Investor Relations section of the company's website at www.rigel.com. The webcast will be archived and available for replay after the call via the Rigel website.

About ITP In patients with immune thrombocytopenia (ITP), the immune system attacks and destroys the body’s own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. Patients suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About NSCLC It is estimated that over 229,000 adults in the U.S. will be diagnosed with lung cancer in 2026. Lung cancer is the leading cause of cancer death in the U.S., with non-small cell lung cancer (NSCLC) being the most common type accounting for 77% of all lung cancer diagnoses.2 RET fusions are implicated in approximately 1-2% of patients with NSCLC.3

About AML Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that there will be about 22,720 new cases in the United States, most in adults, in 2026.4

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow.5,6 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.7 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About TAVALISSE® TAVALISSE (fostamatinib disodium hexahydrate) tablets is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Please click here for Important Safety Information and Full Prescribing Information for TAVALISSE.

About GAVRETO® GAVRETO is indicated for the treatment of adult patients with metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test and adult and pediatric patients 12 years of age and older with advanced or metastatic RET fusion-positive thyroid cancer who require systemic therapy and who are radioactive iodine-refractory (if radioactive iodine is appropriate).*

*Thyroid indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for GAVRETO.

About REZLIDHIA® REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for REZLIDHIA.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE, GAVRETO and REZLIDHIA are registered trademarks of Rigel Pharmaceuticals, Inc.

About Rigel Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel therapies that significantly improve the lives of patients with hematologic disorders and cancer. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company's marketed products and pipeline of potential products, visit www.rigel.com.

1.R289 is an investigational compound not approved by the FDA.
2.The American Cancer Society. Key Statistics for Lung Cancer. Revised January 13, 2026. Accessed January 31, 2026: https://www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html
3.Kato, S. et al. RET Aberrations in Diverse Cancers: Next-Generation Sequencing of 4,871 Patients. Clin Cancer Res. 2017;23(8):1988-1997 doi: 10.1158/1078-0432.CCR-16-1679
4.The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 13, 2026. Accessed January 31, 2026: https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html
5.Patel, A, et al. Outcomes of Patients With Acute Myeloid Leukemia Who Relapse After 5 Years of Complete Remission. 2021 Sep 7;28(7):811-814. doi: https://doi.org/10.3727/096504020X15965357399750
6.Thol F, Ganser, A. Treatment of Relapsed Acute Myeloid Leukemia. Curr. Treat. Options on Oncol. (2020) 21: 66. doi: https://doi.org/10.1007/s11864-020-00765-5
7.Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood (2015) 126 (3): 319-27. doi: https://doi.org/10.1182/blood-2014-10-551911

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, expected commercial, financial and clinical results, increased projections of financial performance and outlook for 2026, expectations for growing our commercial business, continued enrollment of our R289 study, presentation of study data, expectation of clinical outcomes, continued ability for developing and commercializing TAVALISSE, GAVRETO, REZLIDHIA and R289 domestically and in certain international markets, and expectations for Rigel’s partnering and collaboration efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as “anticipates”, “plan”, “outlook”, “potential”, “may”, “look to”, “expects”, “will”, “initial”, “promising”, and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel’s current beliefs, expectations, and assumptions and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. These forward-looking statements include, without limitation, anticipated financial performance for 2026; anticipated timing and results from the clinical development of R289; Rigel’s intention to fund existing and new clinical development programs while anticipating positive net income for 2026; and our general statements regarding anticipated financial and operational performance for 2026 and beyond. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the commercialization and marketing of TAVALISSE, GAVRETO, and REZLIDHIA; risks that the FDA, European Medicines Agency, PMDA or other regulatory authorities may make adverse decisions regarding TAVALISSE, GAVRETO, REZLIDHIA or R289; operational, regulatory or other risks that can affect the timing of enrollment and data availability for R289 clinical development; risks that clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that TAVALISSE, GAVRETO, REZLIDHIA or R289 may have unintended side effects, adverse reactions or incidents of misuses; the availability of resources to develop or market Rigel’s product candidates; market competition; unanticipated business needs and other developments, including potential partnering, licensing or other collaboration arrangements, which could impact Rigel’s funding needs or other internal resource demands, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contact for Investors & Media:

Investors:
Rigel Pharmaceuticals, Inc.
650.624.1232
ir@rigel.com

Media:
David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

RIGEL PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Revenues:
Product sales, net	$65,418	$46,522	$231,983	$144,902
Contract revenues from collaborations	4,119	11,074	62,034	34,376
Government contract	265	—	265	—
Total revenues	69,802	57,596	294,282	179,278
Costs and expenses:
Cost of product sales	5,955	5,789	19,621	18,647
Research and development (see Note A)	10,685	5,632	33,295	23,380
Selling, general and administrative (see Note A)	29,992	29,520	115,900	113,059
Total costs and expenses	46,632	40,941	168,816	155,086
Income from operations	23,170	16,655	125,466	24,192
Interest income	1,243	522	3,681	2,092
Interest expense	(1,699)	(1,955)	(7,320)	(7,918)
Income before income taxes	22,714	15,222	121,827	18,366
(Benefit from) provision for income taxes	(245,351)	881	(245,197)	881
Net income	$268,065	$14,341	$367,024	$17,485

Net income per share
Basic	$14.72	$0.81	$20.40	$0.99
Diluted	$13.54	$0.80	$19.48	$0.99
Weighted average shares used in computing net income per share
Basic	18,208	17,647	17,987	17,579
Diluted	19,794	17,986	18,840	17,687

Note A
Stock-based compensation expense included in:
Selling, general and administrative	$2,420	$1,812	$10,592	$10,879
Research and development	328	275	2,119	1,514
	$2,748	$2,087	$12,711	$12,393
SUMMARY BALANCE SHEET DATA
(in thousands)

	As of December 31,
	2025	2024
Cash, cash equivalents and short-term investments	$154,955	$77,321
Total assets	513,594	163,976
Stockholders' equity	391,480	3,288